Tel: +86-755-82900952 Fax: +86-755- 82900965 www.bdo-dahua.com.cn	BDO China Dahua CPA Co. Ltd. 11th Floor / B Block Union Square 5022 Binhe Road, Futian Shenzhen, P.R. China 518033

June 11, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Form 6-K for the event that occurred on June 11, 2013, to be filed by our former client, Ossen Innovation Co, Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm.

This is to confirm that the client-auditor relationship between Ossen Innovation Co, Ltd. and BDO China Dahua CPA Co., Ltd. has ceased.

Very truly yours,